STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-2

Distribution Number	14
Beginning Date of Accrual Period	21-Jul-03
End Date of Accrual Period	19-Aug-03
Payment Date	20-Aug-03
Previous Payment Date	21-Jul-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)
Principal Collections	46,869,542.02
Collections of Interest (net of Servicing Fee and principal recoveries)
Servicing Fee	351,314.54
Principal recovery
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Payments, if any	0.00

Payments	53,514,222.82
Interest Paid to Notes	861,375.01
Principal Paid to Notes	52,301,533.27
Servicing Fee	351,314.54
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	843,154,897.34
Principal Collections (including repurchases)	46,869,542.02
Charge off Amount	(584,978.30)
Ending Pool Amount	795,700,377.02

Collateral Performance
Cash Yield (% of beginning balance)	9.62%
Charge off Rate (net of principal recoveries; % of beginning balance)	0.83%
Net Yield	8.79%
Cumulative Realized Losses	0.19%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	23,973,683.65
30-59 days number of Home Equity Loans	260
60-89 days principal balance of Home Equity Loans	3,375,210.26
60-89 days number of Home Equity Loans	40
90+ days principal balance of Home Equity Loans	19,680,611.09
90+ days number of Home Equity Loans	223

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)
Number of Home Equity Loans outstanding (Ending of Collection Period)
Number of Home Equity Loans that went into REO	11
Principal Balance of Home Equity Loans that went into REO	1,141,302.23

Overcollateralization
Begin Overcollateralization Amount	104,833,459.24
Overcollateralization Release Amount	0.00
Distributable Excess Cashflow	5,431,991.25
Charge offs	(584,978.30)
End Overcollateralization Amount	109,680,472.19

Target Overcollateralization Amount	130,353,967.64
Interim Overcollateralization Amount	104,248,480.94
Interim Overcollateralization Deficiency	26,105,486.70

Excess Cashflow	5,431,991.25

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Total Note Balance as Percent of Total Original Note Balance	53.16%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	41.195590
2. Principal Distribution per $1,000	40.528116
3. Interest Distribution per $1,000	0.667474

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.10000%
2. Formula Rate (1-mo. Libor plus 30bps)	1.40000%
3. Available Funds Cap	10.11610%
4. Note Rate	1.40000%
5. Days in Accrual Period	30

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due
7. Current Interest and Interest Carry forward Amount paid	861,375.01
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	738,321,438.10
2. Principal Payment Amount paid	46,869,542.02
3. Distributable Excess Cashflow paid	5,431,991.25
4. Note Principal Amount, after payments	686,019,904.83

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments
6. Note Principal Amount as a % of the Pool Balance, after payments